NEWS RELEASE

DATE:  July 8, 2010

Oilsands Quest announces extension of deadline of sale of oil shale assets

Calgary, Alberta --  Oilsands Quest Inc. (NYSE AMEX:BQI) (“OQI”) has extended the deadline for the sale of its oil shale assets located near Pasquia Hills in Saskatchewan to Canshale Corp. (“Canshale”). The sale of these assets was conditional upon Canshale raising a minimum of CDN$12.5 million by June 30, 2010. The OQI  Board of Directors has granted an extension of 30 days to July 30, 2010 for Canshale to complete the minimum financing. As an incentive for granting this extension, OQI will receive an additional 2 million shares of Canshale.  This will bring the total consideration for the sale to CDN $1 million in cash and 10 million shares of Canshale.

As announced at the 2009 Annual General Meeting, OQI was examining alternative structures to develop its oil shale assets and provide a separate vehicle for funding and operating these assets.  OQI continues to believe that the sale of the oil shale assets is in the best interests of the Company as it allows OQI to focus its financial and management resources on developing its portfolio of oil sands projects and exploration lands.

About Oilsands Quest
Oilsands Quest Inc. (www.oilsandsquest.com) is exploring one of Canada's largest holdings of contiguous oil sands permits and licenses, located in Saskatchewan and Alberta, and is developing Saskatchewan's first global-scale oil sands discovery. It is leading the establishment of the province of Saskatchewan's emerging oil sands industry.

Cautionary Statement about Forward-Looking Statements
This news release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the U.S. federal securities laws. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that our management expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements.

For more information:
Riyaz Mulji
Manager Investor Relations
(403) 263-1623
Email: ir@oilsandsquest.com
Investor Line: 1-877-718-8941